As filed with the Securities and Exchange Commission on January 10, 2023.

Registration No. 333-268705

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MYOMO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3842	47-0944526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

137 Portland St., 4th Floor

Boston, Massachusetts 02114 (617) 996-9058

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Paul R. Gudonis

President and Chief Executive Officer Myomo, Inc.

137 Portland St., 4th Floor Boston, Massachusetts 02114

(617) 996-9058

(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:

Mitchell S. Bloom, Esq. James Xu, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Paul R. Gudonis President and Chief Executive Officer Myomo, Inc. 137 Portland St., 4th Floor Boston, Massachusetts 02114 (617) 996-9058	James T. Seery, Esq. Duane Morris LLP 1540 Broadway New York, New York 10036 (212) 692-1000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, or the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus                               Subject to Completion                               dated January 10, 2023

Up to 10,589,141 Shares of Common Stock

Up to 10,589,141 Pre-Funded Warrants

We are offering on a “reasonable best efforts” basis up to 10,589,141 shares of common stock. Each share of our common stock is being sold at an assumed offering price of $0.5194 per share of common stock (the last reported sale price of our common stock on the NYSE American on January 3, 2023).

We are also offering 10,589,141 pre-funded warrants, or the Pre-Funded Warrants, to purchase up to 10,589,141 shares of common stock. We are offering to certain purchasers whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if any purchaser so chooses, Pre-Funded Warrants, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock. The purchase price of each Pre-Funded Warrant is $0.5193 (which is equal to the assumed public offering price per share of common stock to be sold in this offering minus $0.0001, the exercise price per share of common stock of each Pre-Funded Warrant). The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Each Pre-Funded Warrant may be exercised, immediately in cash and from time to time thereafter.

Our shares of common stock and Pre-Funded Warrants will be issued separately. Shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants are also being offered by this prospectus. These securities are being sold in this offering to certain purchasers under a securities purchase agreement dated January     , 2023 between us and the purchasers, or the Purchase Agreement.

Our common stock is listed on the NYSE American under the symbol “MYO.” The last reported sale price of our common stock on January 3, 2023 was $0.5194 per share. There is no established trading market for any of the Pre-Funded Warrants and we do not expect a market to develop. We do not intend to apply for a listing for the Pre-Funded Warrants on any national securities exchange.

Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

We have engaged A.G.P./Alliance Global Partners, or the placement agent, as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling the securities offered by us, and is not required to arrange for the purchase or sale of any specific number or dollar amount of our securities, but will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, the placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus.

The actual public offering price will be determined between us, the placement agent and the investors in the offering, and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus to read about the factors you should consider before buying our securities.

	Per Share	Per Pre-Funded Warrant	Total
Public offering price(1)
Placement Agent’s fees(2)
Proceeds, before expenses, to us

(1)	The public offering price is $ per share of common stock and $ per Pre-Funded Warrant.
(2)

Represents a cash fee equal to seven percent (7)% of the aggregate purchase price paid by investors in this offering. We have also agreed to reimburse the placement agent for its accountable offering-related legal expenses in an amount up to $50,000. See “Plan of Distribution” beginning on page 48 of this prospectus for a description of the compensation to be received by the placement agent.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We will deliver securities being issued to the investors electronically upon closing and receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. This offering will be completed no later than two business days following the commencement of this offering and the delivery of such securities against payment in U.S. dollars will be made in New York, New York on or about                , 2023.

Sole Placement Agent

A.G.P.

The date of this prospectus is                 , 2023.

We and the placement agent are offering to sell, and seeking offers to buy, the securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this prospectus or in any free writing prospectus that we file with the Securities and Exchange Commission. Neither we nor the placement agent has authorized anyone to provide you with any information other than the information contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities.

Unless otherwise indicated, data contained in this prospectus concerning the orthotics and prosthetics market and the other markets relevant to our operations are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this prospectus, unless the context indicates otherwise, references to “Myomo,” “we,” the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Myomo, Inc.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. We have included important cautionary statements in this prospectus and in the documents incorporated by reference herein, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus and in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. These factors include, among other things:

•

We have a history of operating losses and our financial statements for the period ended September 30, 2022 include disclosures regarding there being substantial doubt about our ability to continue as a going concern

•	our ability to successfully operate during the COVID-19 pandemic;

•

our ability to achieve reimbursement from third-party payors for our products, including the establishment of coverage and payment policies for our reimbursement codes from third-party payors for our products;

•	our dependence on obtaining coverage from CMS to serve Medicare Part B patients and to continue serving patients with Medicare Advantage insurance plans;

•	our dependence upon external sources for the financing of our operations;

•	our ability to maintain our strategic collaborations and to realize the intended benefits of such collaborations, including our joint venture in China;

•	our ability to effectively execute our business plan;

•	our ability to continue to innovate and develop new products;

•	our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;

•	our expectations as to our clinical research program and clinical results;

•	our ability to manage the growth of our operations over time;

•	our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;

•	our ability to gain and maintain regulatory approvals;

•	our ability to maintain relationships with existing customers and develop relationships with new customers; and

•	our ability to compete and succeed in a highly competitive and evolving industry.

Although the forward-looking statements in this prospectus are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this prospectus or otherwise make public statements updating our forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus as well as any applicable free writing prospectus and the documents incorporated by reference herein and therein, especially the risk factors and our financial statements and the related notes included or incorporated by reference herein or therein, before making an investment decision.

Overview

We are a wearable medical robotics company, specializing in myoelectric braces, or orthotics, for people with neuromuscular disorders. We develop and market the MyoPro product line. MyoPro is a myoelectric-controlled upper limb brace, or orthosis, designed for the purpose of supporting a patient’s weak or paralyzed arm to enable and help improve functional activities of daily living, or ADL’s, in the home and community. Our products are designed to help improve function in adults and adolescents with neuromuscular conditions due to stroke, brachial plexus injury, traumatic brain injury, spinal cord injury and other neuromuscular disorders. It is currently the only marketed device that, sensing a patient’s own electromyography, or EMG, signals through non-invasive sensors on the arm, can help improve an individual’s ability to perform ADL’s, including feeding themselves, carrying certain objects and doing household tasks. Many are potentially able to return to work, live independently and reduce their cost of care. It is custom fabricated by trained professionals during a custom fabrication process for each individual user to meet their specific needs. To date, we have been reimbursed by many of the largest commercial health insurers, as well as several state Medicaid plans and more than 60 Veterans Administration, or VA hospitals. As of September 30, 2022, more than 1,800 units have been delivered to patients or clinical facilities. We primarily provide devices directly to patients and bill their insurance companies directly, a sales channel we refer to as direct billing. Under direct billing, we may evaluate, measure and fit the MyoPro devices using our own clinical staff or utilize the clinical consulting services of orthotics and prosthetics, or O&P, professionals, for which they are paid a fee. We also sell our products through various other sales channels, including through O&P providers, the Veterans Administration, or VA, and to our distributors in certain accounts and geographic markets outside the United States.

Our solution is the MyoPro custom fabricated limb orthosis pictured above. The concept was originally pioneered in the 1960s, refined in the labs of the Massachusetts Institute of Technology, or MIT, and made commercially feasible through our efforts. The MyoPro is listed with the Food and Drug Administration, or FDA as a Class II (510(k)-exempt) device (Biofeedback device). We believe it is the only current device able to help neuromuscular-impaired adults and adolescents restore function in weak arms and hands using their own muscle signals. The device consists of a portable arm brace made of a lightweight metal, and includes advanced signal processing software, non-invasive sensors, small motors and a lightweight battery unit. The product is worn to support the dysfunctional joint and as a functional aid for reaching and grasping, but has also been shown to have therapeutic benefits for some users to increase motor control.

We are the exclusive licensee of 2 U.S. patents for the myoelectric limb orthosis device based on technology originally developed at MIT in collaboration with medical experts affiliated with Harvard Medical School, which expire in 2023. We also hold 20 issued patents in the U.S. and various countries and have multiple pending patent applications in the US and international markets. These patents expand upon the MIT patents and extend the life of our patent portfolio to the year 2039. Our intellectual property also consists of trade secrets related to myoelectric control software and mechanical designs from over ten years of R&D and product development activity.

The MyoPro’s control technology utilizes an advanced non-invasive human-machine interface based on non-invasive, patented, EMG control technology that continuously monitors and senses, but does not stimulate, the affected muscles. The patient self-initiates movement through their weakened muscle signals that indicate the intention to move. In addition to supporting the weakened limb, the MyoPro functions as a neuro-muscular orthotic by helping regain function to the impaired limb similar to a myoelectric prosthetic for an amputee. It is prescribed by physicians and provided by clinical professionals as a custom fabricated myoelectric elbow-wrist-hand orthosis.

In addition to stroke patients, we believe our technology may be used to help improve upper extremity movement in patients affected by diagnoses such as peripheral nerve injury, spinal cord injury, other neurological disorders, cerebral palsy, muscular dystrophy and traumatic brain injury, depending on the individual patient’s condition.

Our strategy is to establish ourselves as the market leader in myoelectric limb orthotics, and to build a set of products, software applications, and value-added services based upon our patented technology platform, sized for adults, adolescents and children. We expect to introduce our pediatric version of the MyoPro, which we refer to as the MyoPal, during 2024. The addressable market in the United States for products directed at all individuals with upper extremity paralysis, such as our MyoPro, is substantial, based on an estimated prevalence population of 3 million existing cases of upper extremity paralysis and our estimate that up to 10% of such individuals may be medically qualified candidates for a MyoPro and whose insurance may reimburse for the device. In addition, approximately 250,000 new patients are added to this prevalence population each year in the United States alone as a result of strokes, brachial plexus injuries and other afflictions, although not all of these new chronic patients are suitable for a MyoPro.

We have grown our pipeline of potential patients as shown in the chart below by 38% since December 31, 2021, through our direct-to-patient advertising on various social media platforms and recently on television ads running nationwide. These efforts resulted in both a record number of additions to the pipeline and total size of the pipeline for the three months ended September 30, 2022.

Our objective is to selectively add to our pipeline of potential candidates for the MyoPro, focusing on those individuals with health insurance plans with whom we have a history of receiving payment for our products. We believe this will enable us to reduce operating expenses as well through eliminating costs for activities that do not generate revenues. Given the size of the current pipeline and future additions, this approach could lead to potential revenue growth in 2023 and beyond and a reduction of our cash burn by approximately 50%. Additional growth catalysts include (i) obtaining coverage and allowable fee from the Centers for Medicare and Medicaid Services, or CMS, which would expand our available market opportunity; (ii) introducing of MyoPal during 2024, and (iii) continuing international expansion.

Status of Discussions with CMS

We were issued HCPCS codes by the Centers for Medicare and Medicaid Services, or CMS (L8701 and L8702) which became effective January 1, 2019. At that time, CMS classified us as durable medical equipment, or DME, which is reimbursed on a 13- month capped rental basis, Since 2019, we have been in discussions with CMS to change the benefit category designation from DME to an orthosis, or brace, for which Medicare Part B patients would be reimbursed on a lump sum basis. While these discussions have been taking place, no fee has been set by CMS for the MyoPro. After a new rule was issued by CMS in early 2022, which defined the process for requesting benefit category changes, we presented our request to change our benefit category at a CMS public meeting in June 2022. In September 2022, CMS formally announced that more time was required to evaluate this issue, stating that in the meantime, coverage and payment for the MyoPro would be at the discretion of CMS’s administrative billing contractors, which are referred to as the DME MAC’s.

With the formal benefit category determination change pending, we plan to request a meeting with the medical directors of the DME MAC’s and begin submitting claims for Medicare Part B beneficiaries after these discussions in the first part of 2023. Prior to meeting with the medical directors of the DME MAC’s, we plan to publish two research studies which are currently in process, that are expected to add to our existing evidence that the MyoPro is effective, reasonable, necessary and appropriate for Medicare beneficiaries. We expect to publish this research during the first quarter of 2023.

Clarity on reimbursement from CMS, if obtained, may result in one or more of the following outcomes:

•

An addressable market that we believe nearly doubles as we will have the capability to serve Part B patients. Roughly half of the Medicare-age population has only Part B coverage. The remainder has Medicare Advantage plans. We are only able to serve Medicare Advantage patients today.

•	Depending on the fee set by CMS, we may be able to sell the MyoPro to Orthotics and Prosthetics clinics in the U.S. in greater volume because of reimbursement certainty

•

Approximately 60-65% of the leads we generate today are for Part B patients and those with state Medicaid plans, which we are required to set aside. The ability to serve these patients is expected to result in a significant reduction in our candidate acquisition cost. In addition, we have thousands of leads for Part B patients in our customer relationship management, or CRM, database that we expect to be able to activate for no incremental advertising cost, which we believe may help with scaling the business.

•

Once regular payments for Part B patients are established, we expect our reimbursement operations will become more efficient and the revenue cycle should be cut approximately in half from the 9-12 months we experience today. An anticipated lower cost to serve Part B patients, combined with increased velocity of our revenues, is expected enhance our ability to scale the business.

•	Coverage from CMS removes an impediment to negotiating contracts with commercial insurers, which provides more certainty of reimbursement.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

•

We have a history of operating losses and our financial statements for the period ended September 30, 2022 include disclosures regarding there being substantial doubt about our ability to continue as a going concern

•	The outbreak of the novel strain of coronavirus, SARS-CoV-2, which causes COVID-19, could adversely impact our business.

•	We currently rely, and in the future will rely, on sales of our MyoPro products for our revenue, and we may not be able to achieve or maintain market acceptance.

•	If CMS does not allow coverage for the MyoPro, insurers offering Medicare Advantage insurance plans may no longer reimburse for the MyoPro, which could have an adverse effect on our business.

•	We may not be able to obtain third-party payer reimbursement, including reimbursement by Medicare, for our products.

•	We depend on a single third party to manufacture key subassemblies for the MyoPro, and a limited number of third-party suppliers for certain components of the MyoPro.

•

We sell to orthotics and prosthetics providers and distributors who are free to market products that compete with the MyoPro, and we rely on these distributors to market and promote our products in accordance with their FDA listings, select appropriate patients and provide adequate follow-on care.

•	The market for myoelectric braces is new and the rate of adoption is uncertain, and important assumptions about the potential market for our products may be inaccurate.

•	Defects in our products or the software that drives them could adversely affect the results of our operations.

•

We are subject to extensive governmental regulations relating to the design, development, manufacturing, labeling and marketing of our products, and a failure to comply with such regulations could lead to withdrawal or recall of our products from the market.

•	We depend on certain patents that are licensed to us. We do not control these patents and any loss of our rights to them could prevent us from manufacturing our products.

•	Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our products.

•	The market price of our common stock has been and may continue to be volatile.

Company and Other Information

We were formed in the State of Delaware on September 1, 2004. Our principal executive office is 137 Portland St., 4th Floor, Boston, Massachusetts 02114. Our telephone number is (617) 996-6058. Our Internet address is www.myomo.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website a part of this prospectus.

We own various U.S. federal trademark registrations, certain foreign trademark registrations and applications, and unregistered trademarks, including the following registered marks referred to in this prospectus: “MyoPro®”, “MYOMO”®, “MyoPal”® and “MyoCare”®. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent possible under applicable law, their rights thereto.

THE OFFERING

Securities offered:	Up to 10,589,141 shares of common stock in the aggregate represented by (i) up to 10,589,141 shares of common stock or (ii) Pre-Funded Warrants to purchase up to 10,589,141 shares of common stock (sales of Pre-Funded Warrants, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis).

Common stock to be outstanding after this offering:	17,642,137 shares of common stock assuming no sales of Pre-Funded Warrants which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis.

Pre-Funded Warrants offered:	We are offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of common stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, Pre-Funded Warrants, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership, together with its affiliates and certain related parties, exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering. The purchase price of each Pre-Funded Warrant is equal to the purchase price of the shares of common stock in this offering minus $0.0001, the exercise price of each Pre-Funded Warrant. Each Pre-Funded Warrant is immediately and may be exercised at any time until it has been exercised in full. For each Pre-Funded Warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of common stock issuable upon exercise of any Pre-Funded Warrants sold in this offering.

Use of proceeds:	We intend to use these net proceeds, together with our cash and cash equivalents to fund our operations while continue to work with CMS to resolve our request to change our benefit category from DME to a brace and to determine an appropriate fee and coverage policy for our products. See “Use of Proceeds” on page 12 in this prospectus.

Reasonable best efforts:	We have agreed to issue and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 48 of this prospectus.

Director Designation Right	Pursuant to the Purchase Agreement, effective on or after the closing of this offering, subject to review and approval by our Board of Directors and its Nominating and Corporate Governance Committee,

the terms of our certificate of incorporation and bylaws and compliance with applicable law or regulation or the rules and criteria, we agreed to appoint one individual selected by one of the investors participating in this offering to our Board of Directors initially as a Class II director (which class’s current term ends at the our annual meeting of stockholders to be held in 2025), so long as such investor collectively owns at least 4,000,000 shares of our Common Stock, including the shares underlying the Pre-Funded Warrants. See “Description of Securities We are Offering - Common Stock - Director Designation Right.”

NYSE American symbol for common stock:	“MYO”

Risk Factors:	You should carefully read “Risk Factors” beginning on page 9 and other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in our securities.

The number of shares of common stock to be outstanding after the offering is based on 7,052,996 shares of common stock outstanding as of September 30, 2022, and excludes:

•

$5 million in shares issuable upon sales of shares of common stock under our Common Stock Purchase Agreement (“Purchase Agreement”) with Keystone Capital, LLC. Sales under the Purchase Agreement are subject to a remaining cap of 1,349,348 shares, based on 19.99% of our outstanding shares of common stock on the execution date, unless approved by shareholders or individual issuances are considered above market under the rules of the NYSE American.

•	691,554 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $8.17 per share;

•	30,780 shares issuable upon exercise of stock options outstanding under our 2018 Stock Option and Incentive Plan, or the 2018 Plan;

•	489,520 shares issuable upon vesting of restricted stock units, or RSU’s, outstanding under our 2018 Plan;

•	41,709 shares reserved for future issuance under our 2018 Plan as of September 30, 2022; and

•

491 shares of common stock to be issued to MIT under our license with MIT, or the MIT License. Under the MIT License, if the public offering price per share of common stock in this offering is less than $110.30, MIT is entitled to additional shares of common stock. A $0.50 decrease in the public offering price per share of common stock in this offering, if below $110.30, will entitle MIT to 59 fewer shares of common stock.

Unless expressly indicated or the context requires otherwise, all information in this prospectus is as of September 30, 2022, assumes no exercise of outstanding options to purchase common stock, or vesting of RSU’s after September 30, 2022.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with risk factors included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, each as filed with the SEC and which are incorporated by reference to this prospectus, before purchasing our securities. Any of these factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment.

Risks Related to this Offering

Our stockholders will experience significant dilution upon the issuance of common stock if the shares of our common stock underlying our warrants, are exercised or converted.

We have a significant number of securities convertible into, or allowing the purchase of, our common stock. Investors could be subject to increased dilution upon the conversion or exercise of these securities. For example, as of September 30, 2022, we had 691,554 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $8.17 per share, and 30,780 shares issuable upon the exercise of stock options under our equity incentive plans, with a weighted-average exercise price of $ 26.83 per share. In addition, 489,520 restricted stock units were outstanding. Further, as of September 30, 2022, we had $5 million in shares issuable upon sales of shares of common stock under our Purchase Agreement with Keystone Capital, LLC. Sales under the Purchase Agreement are subject to a remaining cap of 1,349,348 shares, based on 19.99% of our outstanding shares of common stock on the execution date, unless approved by shareholders or individual issuances are considered above market under the rules of the NYSE American. The issuance of additional shares as a result of such conversion or purchase, or their subsequent sale, could adversely affect the price of our common stock.

If you purchase our securities in this offering, you may in the future incur dilution in the book value of your shares.

Although you will not incur immediate dilution as a result of this offering, to the extent outstanding options or warrants are exercised, you may experience future dilution of your equity interests in the Company. As a result of possible future dilution, investors purchasing securities in this offering may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.

This is a reasonable best efforts offering, in which no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. Even if we sell securities offered hereby, because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Because there is no minimum required for the offering to close, investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.

We have not specified a minimum offering amount in connection with this offering. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Upon closing of this offering, investor funds will not be returned under any circumstances whether during or after this offering.

There is a limited trading market for our common stock, which could make it difficult to liquidate an investment in our common stock, in a timely manner.

Our common stock is currently traded on the NYSE American. Because there is a limited public market for our common stock, investors may not be able to liquidate their investment whenever desired. We cannot assure that there will be an active trading market for our common stock and the lack of an active public trading market could mean that investors may be exposed to increased risk. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

We have not designated all of the net proceeds from this offering to be used for particular purposes. Accordingly, our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for our company. Our management’s judgment may not result in positive returns on your investment and you will not have the opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We will need to raise additional funding to fund our working capital needs or consummate potential future acquisitions. Additional financing may not be available on acceptable terms, or at all. Failure to obtain additional capital may force us to limit or terminate our operations.

Even if we sell all securities offered hereby, the expected net proceeds of this offering may not be sufficient for us to fund the working capital needs of our business or potential strategic acquisitions we may pursue in the future. We may continue to seek funds through equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing. Additional funding may not be available to us on acceptable terms, or at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies.

There is no public market for the Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Holders of the Pre-Funded Warrants will have no rights as holders of common stock until such warrants are exercised.

Until you acquire shares of common stock upon exercise of your Pre-Funded Warrants, you will have no rights with respect to the shares of common stock issuable upon exercise of your Pre-Funded Warrants. Upon exercise of your Pre-Funded Warrants, you will be entitled to exercise the rights of a holder of shares only as to matters for which the record date occurs after the exercise date.

The Pre-Funded Warrants are speculative in nature.

The Pre-Funded Warrants offered hereby do not confer any rights of ownership of our shares of common stock on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Pre-Funded Warrants may acquire shares of common stock issuable upon exercise of such warrants at an exercise price of $0.0001 per share of common stock. Moreover, following this offering, the market value of the Pre-Funded Warrants is uncertain, and there can be no assurance that the market value of the Pre-Funded Warrants will equal or exceed their public offering price.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $4.9 million based on the assumed offering price of $0.5194 per share of common stock (the last reported sale price of our common stock on the NYSE American on January 3, 2023) after deducting the placement agent’s fees and estimated offering expenses payable by us.

We currently intend to use these net proceeds to fund our operations while we continue to work with CMS to resolve our request to change our benefit category from DME to a brace and to determine an appropriate fee and coverage policy for our products.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings, if any, will be retained for the development of our business and no dividends will be declared or paid. In addition, our term loan prohibits the issuance of dividends. In the future, our board of directors may decide, in its discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings, if any, operating results, financial condition and capital requirements, general business conditions and other pertinent factors.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2022:

•	on an actual basis; and

•

on an as adjusted basis, assuming our sale in this offering all of 10,589,141 shares of common stock, at an assumed public offering price per share of common stock of $0.5194, which was the last reported sale price of our common stock on the NYSE American on January 3, 2023, resulting in net proceeds to us of $4.9 million, after deducting placement agent’s fees and estimated offering expenses payable by us in conjunction with the closing of this offering.

	Actual	As Adjusted
	(Unaudited)
Cash and cash equivalents	$7,420,020	$12,285,020
Stockholders’ equity:
Common stock	$706	$1,765
Additional paid-in capital	94,454,914	99,318,855
Accumulated other comprehensive loss	(11,466)	(11,466)
Accumulated deficit	(86,615,794)	(86,615,794)
Treasury stock	(6,464)	(6,464)

Total stockholders’ equity	$7,821,896	$12,698,362

Total capitalization	$7,821,896	$12,698,362

A $0.25 increase or decrease in the assumed public offering price per share of common stock of $0.5194, which was the last reported sale price of our common stock on the NYSE American on January 3, 2023, would increase or decrease each of cash and cash equivalents, common stock and additional paid-in capital, total stockholders’ equity and total capitalization on an as adjusted basis by $2.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. An increase or decrease of 500,000 in the shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on an as adjusted basis by $0.2 million, assuming no change in the assumed public offering price per share of common stock and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The table above excludes (unless stated otherwise above):

•

$5 million in shares issuable upon sales of shares of common stock under our Common Stock Purchase Agreement (“Purchase Agreement”) with Keystone Capital, LLC. Sales under the Purchase Agreement are subject to a remaining cap of 1,349,348 shares, based on 19.99% of our outstanding shares of common stock on the execution date, unless approved by shareholders or individual issuances are considered above market under the rules of the NYSE American.

•	691,554 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $8.17 per share;

•	30,780 shares issuable upon exercise of stock options under our 2018 Plan, with a weighted-average exercise price $26.83 per share;

•	489,520 shares issuable upon vesting of restricted stock units our 2018 Plan,

•	41,709 shares reserved for future issuance under our 2018 Plan as of September 30, 2022; and

•

491 shares of common stock to be issued to MIT, under the MIT License. Under the MIT License, if the public offering price per share of common stock in this offering is less than $110.30, MIT is entitled to additional shares of common stock. A $0.50 decrease in the public offering price per share of common stock in this offering in this offering, if below $110.30, would entitle MIT to 59 fewer shares of common stock.

DILUTION

If you invest in our securities, you will not incur immediate dilution since the public offering price per share you will pay in this offering is less than the net tangible book value per share of common stock immediately after this offering.

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of common stock sold in the offering exceeds the pro forma net tangible book value per share of common stock after the offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

The historical net tangible book value of our common stock as of September 30, 2022 was approximately $7.8 million, or $1.1090 per share, based on 7,052,996 shares of common stock outstanding as of that date.

After giving effect to the assumed sale of 10,589,141 shares of our common stock and after deducting the placement agent’s fees and estimated offering expenses payable by us, the as adjusted net tangible book value would have been approximately $12.7 million, or $0.7191 per share. This represents an immediate decrease in net tangible book value of $0.3899 per share to existing stockholders and an immediate accretion of $0.1997 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this substantial and immediate per share dilution to new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share of common stock		$0.5194
Historical net tangible book value per share before giving effect to the offering	$1.1090
Decrease in historical net tangible book value per share attributable to the sale of common stock in the offering	0.3899

As adjusted net tangible book value per share after giving effect to the offering(1)		0.7191

Accretion in net tangible book value per share to new investors		$0.1997

(1)

A $0.25 increase or decrease in the assumed public offering price per share of common stock of $0.5194, which was the last reported sale price of our common stock on the NYSE American on January 3, 2023, would increase (decrease) the as adjusted net tangible book value by $0.1396 per share and the dilution to investors participating in this offering by $0.1104 per share, assuming the number of shares of common stock offered by us as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us. Similarly, an increase of 500,000 in the shares of common stock offered by us, as set forth on the cover page of this prospectus, would decrease the as adjusted net tangible book value by $0.0065 per share and decrease the accretion to investors participating in this offering by $0.0065 per share, assuming a public offering price per share of common stock of $0.5194, which was the last reported sale price of our common stock on the NYSE American on January 3, 2023, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, an decrease of 500,000 in the shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase the as adjusted net tangible book value by $0.0069 per share and increase the accretion to investors participating in this offering by $0.0069 per share, assuming a public offering price per share of common stock of $0.5194, which was the last reported sale price of our common stock on the NYSE American on January 3, 2023, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The table above is based on 7,052,996 shares of common stock outstanding as of September 30, 2022 and excludes:

•

$5 million in shares issuable upon sales of shares of common stock under our Common Stock Purchase Agreement (“Purchase Agreement”) with Keystone Capital, LLC. Sales under the Purchase Agreement are subject to a remaining cap of 1,349,348 shares, based on 19.99% of our outstanding shares of common stock on the execution date, unless approved by shareholders or individual issuances are considered above market under the rules of the NYSE American.

•	691,554 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $8.17 per share;

•	30,780 shares issuable upon exercise of stock options under our 2018 Plan with a weighted average exercise price of $26.83 per share;

•	489,520 shares issuable upon vesting of restricted stock units our 2018 Plan;

•	41,709 shares reserved for future issuance under our 2018 Plan as of September 30, 2022; and

•

491 shares of common stock to be issued to MIT, under the MIT License. Under the MIT License, if the public offering price per share of common stock in this offering is less than $110.30, MIT is entitled to additional shares of common stock. A $0.50 decrease in the public offering price per share of common stock in this offering, if below $110.30, would entitle MIT to 59 fewer shares of common stock.

MANAGEMENT AND CORPORATE GOVERNANCE

Set forth below is information regarding our directors and executive officers as of December 31, 2022:

Name	Age	Position
Paul R. Gudonis	68	President, Chief Executive Officer and Chairman of the Board of Directors
David A. Henry	61	Chief Financial Officer
Micah J. Mitchell	47	Chief Commercial Officer
Dr. Harry Kovelman	64	Chief Medical Officer
Thomas A. Crowley(1)(2)(3)	75	Director
Thomas F. Kirk(1)(2)(3)	77	Lead Independent Director
Amy Knapp(1)(3)	67	Director
Milton Morris(2)	52	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Our board of directors currently consists of five members. Our board of directors is divided into three staggered classes of directors as nearly equal in number as possible, class I, class II and class III. One class is elected each year at the annual meeting of stockholders for a term of three years. Our executive officers are elected by and serve at the discretion of our board of directors. There are no family relationships among any of our directors or executive officers.

Paul R. Gudonis has been our Chairman of the board of directors since August 2016 and our Chief Executive Officer and a director of our company since July 2011. Mr. Gudonis was also appointed President in February 2017. He brings 40 years of experience in launching new technology-based products and services to our company. His career spans the fields of software, telecommunications, internet services, and robotics. Prior to joining our company, Mr. Gudonis served as President at FIRST Robotics, or FIRST, from October 2005 until June 2010. Prior to his position at FIRST, Mr. Gudonis was the Chief Executive Officer of Centra Software, Inc., from August 2003 until April 2005. Mr. Gudonis was also the Chief Executive Officer of Genuity, Inc. from January 2000 until March 2003. He has also served as Chairman of the Massachusetts High Tech Council. Mr. Gudonis is a member of the Dean’s Advisory Council at his alma mater, Northwestern University’s McCormick School of Engineering, where he earned his degree in electrical engineering. At McCormick, he serves on advisory boards of the Biomedical Engineering Department and NUvention medical device innovation program. He also earned his MBA degree from Harvard University. We believe Mr. Gudonis’s academic and executive experience, engineering background and substantive experience in growing early stage ventures provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on our board of directors.

David A. Henry has been our Chief Financial Officer since February 2019. Mr. Henry brings over 30 years of financial leadership and management experience in high technology manufacturing companies. From April 2004 to July 2007 he was Chief Financial Officer of AMI Semiconductor, a NASDAQ listed company. From July 2007 through June 2017, Mr. Henry was Chief Financial Officer of American Semiconductor Corporation, a NASDAQ listed company. From August 2017 until February 2019, he was Chief Financial Officer of Eos Energy Storage LLC, a privately-held ompany and manufacturer of grid-scale energy systems for utilities and renewable project developers. Mr. Henry is a Certified Public Accountant. He earned his MBA from Santa Clara University and his BS in Business Administration from the University of California, Berkeley.

Micah J. Mitchell has been our Chief Commercial Officer since July 2018. Prior to joining our company, from June 2016 to December 2018, Mr. Mitchell served as Vice President, N.A. Commercial Operations and Business

Development for Invacare Corporation (NYSE: IVC), a durable medical equipment manufacturer and distributor. From March 2015 to June 2016, he was a Regional Vice President for Numotion, a privately-held provider of individually configured, medically necessary mobility products and services. Micah was the Managing Member for Wheelchair Vans, LLC, a wheelchair accessible van rental and sales business, which he started in December of 2011 and ran until June 2015. From 2008 to 2012, he served as Director of Sales at Alliance Seating & Mobility, a privately-held custom wheelchair business. Mr. Mitchell has an MBA from the McCombs School of Business at the University of Texas at Austin and a BS in Economics from Baylor University.

Dr. Harry Kovelman joined us as Chief Medical Officer in November 2020. Dr. Kovelman brings 25 years of experience in medical devices and pharmaceuticals, including roles as Senior Vice President Medical Affairs for Helius Medical Technologies from April 2017 to October 2020 and Vice President, Medical Affairs for

Pacira Pharmaceuticals from 2014-2017. He also held a senior executive role at Convatec from 2010 to 2014. He is the author of several papers on rehabilitation procedures and has presented at numerous professional conferences on various innovations in healthcare products and services. His responsibilities have included leading launch initiatives for innovative products, KOL development, creating scientific platforms, publication planning and working cross functionally with other parts of the organization to ensure the appropriate and compliant communication of scientific and clinical information to health care professionals, the payer community and patients for both educational and clinical purposes. Dr. Kovelman received his Doctor of Medicine degree through the fifth pathway program at University of Maryland, University Hospital in Baltimore Maryland. His undergraduate work was completed at University of Maryland with a Bachelor of Science degree in psychology.

Thomas A. Crowley, Jr. has been a member of our board of directors since March 2012. Mr. Crowley is currently Chief Executive Officer of Vertical Spine, LLC and has served on its board of directors since July 2011. He has also served on the board of Cascade Medical Enterprises, LLC since January 2008. He also served as Chairman of Core Essence Orthopedics, Inc. from March 2011 until March 2012. Mr. Crowley was a board member of Aircast, LLC from September 2003 until May 2006 and was a board member of and Freedom Innovations from March 2011 until June 2013, and member of the Corporate Advisory Council and American Society for Surgery of the Hand from January 2010 and December 2011, respectively. Prior to his current role, Mr. Crowley was also President of Small Bone Innovations, Inc. from February 2008 until February 2011. He also served as Managing Director—Healthcare Investment Banking at Friedman Billings Ramsey from September 2006 until January 2008. Mr. Crowley holds a BA from Fairfield University, an MS from Columbia University School of Business and is a Graduate, U.S. Army Command and General Staff College, Ft. Leavenworth, KS. We believe Mr. Crowley’s executive experience, and his financial, investment and management experience provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on our board of directors.

Thomas F. Kirk has been a member of our board of directors since September 2014 and lead independent director since October 2016. Mr. Kirk has been the Chief Executive Officer, a member of the board of directors of American Surgical Professionals since June 2013 and in January 2018 he was voted Chairman. Mr. Kirk was the Chief Executive Officer of Hanger Orthopedic Group, Inc. from March 2008 until May 2012 and served as its Chief Operating Officer from January 2002 to February 2008. Mr. Kirk also served as a Director on Hanger’s Board from January 2002 to May 2014. From September 1998 to January 2002, Mr. Kirk was a principal with AlixPartners, LLC (formerly Jay Alix & Associates, Inc.), a management consulting company that was retained by Hanger in 2001 to facilitate its reengineering process. From May 1997 to August 1998, Mr. Kirk served as Vice President, Planning, Development and Quality for FPL Group, a full-service energy provider located in Florida. From April 1996 to April 1997, he served as Vice President and Chief Financial Officer for Quaker Chemical Corporation in Pennsylvania. From December 1987 to March 1996, he held several positions and most recently served as Senior Vice President and Chief Financial Officer for Rhone Poulenc, S.A. in Princeton, New Jersey and Paris, France. From March 1977 to October 1987, he was employed by St. Joe Minerals Corp., a division of Fluor Corporation. Prior to this, he held positions in sales, commercial development, and engineering with Koppers Co., Inc. Mr. Kirk holds a Ph.D. degree in strategic planning/marketing and an MBA degree in finance from the University of Pittsburgh. He also holds a BS degree in mechanical engineering from Carnegie

Mellon University. He is a registered professional engineer. We believe Mr. Kirk’s experience in leading management teams in finance, strategic planning and business development provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on our board of directors.

Amy Knapp has been a member of our board of directors since July 2016. Ms. Knapp brings 40 years of experience in healthcare, working for health plans and health insurance companies. In December 2022, Ms. Knapp retired from her role as National President, Markets for Bright HealthCare, a privately-held provider of Medicare Advantage plans, which she joined in May, 2019. In her three years at Bright HealthCare, she led the growth of the Affordable Care Act business from 50,000 to over 1.1 million members. Prior to joining Bright HealthCare, Ms. Knapp worked for approximately 10 years at United Healthcare as a Regional Chief Executive Officer and National President for various business units with annual revenues as high as $15 billion. In addition to her background with health insurance companies, Ms. Knapp has served in many advisory and board roles advising on several healthcare-related acquisitions. Ms. Knapp serves on several healthcare-related boards, including The Commons Project, a global tech non-profit. Ms. Knapp holds a BA degree from Pomona College, Claremont, California and an MBA degree from the University of Southern California. We believe Ms. Knapp’s executive experience, management experience and substantive experience working with companies in the health industry provide the requisite qualifications, skills, perspectives and experience that make her well qualified to serve on our board of directors.

Milton M. Morris, Ph.D. has been a member of our board of directors since June 2021. Dr. Morris is currently self-employed as a consultant. From July 2015 to March 2022, Dr. Morris was the President and Chief Executive Officer of Neuspera, a commercial stage privately held company, During his tenure, Neuspera experienced steady and rapid growth in valuation driven by strong institutional and strategic financing and achievement of several key program milestones for its ultra-miniaturized neurostimulator technology. Prior to joining Neuspera, Dr. Morris held executive and research positions at Cyberonics (now LivaNova), Guidant Corporation, and Boston Scientific Corporation. He is named as an inventor on over 30 patents and an author on 20 peer reviewed publications, book chapters, abstracts and scientific presentations. Dr. Morris serves on the board of trustees for Northwestern University where he chairs the Northwestern Medicine Committee and serves on the boards of Embecta Corp and Nordson Corporation, both publicly traded companies. Dr. Morris is a Fellow in the American Institute for Medical and Biological Engineering (AIMBE) where he was inducted for contributions to developing and commercializing innovations in bioelectronic medicine. Dr. Morris received an MBA from the Kellogg School of Management, a Masters and Ph.D. in Electrical Engineering from the University of Michigan and a Bachelor of Science in Electrical Engineering from Northwestern University. We believe Dr. Morris’s executive experience in the medical device industry and his experience in developing and successfully launching new medical device products qualifies him to serve on our board of directors.

Board Composition

Our board of directors currently consists of five members. We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborate culture, knowledge of our business and understanding of our prospective markets.

Classified Board

Our board of directors is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the class I directors expires at the 2024 Annual Meeting. The term of the class II director expires at the 2025 annual meeting and the term of the class III directors expires at the 2023 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

The following presents our current directors, their respective class and position as of December 31, 2022:

Name	Class	Postiion
Thomas A. Crowley, Jr.	I	Director
Milton Morris	I	Director
Amy Knapp	II	Director
Paul R. Gudonis	III	Chairman
Thomas F. Kirk	III	Lead Independent Director

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Director Designation Right

Pursuant to the Purchase Agreement, effective on or after the closing of this offering, subject to review and approval by our Board of Directors and its Nominating and Corporate Governance Committee, the terms of our certificate of incorporation and bylaws and compliance with applicable law or regulation or the rules and criteria, we agreed to appoint one individual selected by one of the investors participating in this offering to our Board of Directors initially as a Class II director (which class’s current term ends at the our annual meeting of stockholders to be held in 2025), so long as such investor collectively owns at least 4,000,000 shares of our Common Stock, including the shares underlying the Pre-Funded Warrants.

Independence of the Board of Directors

Our board of directors has determined that Messrs. Kirk, Crowley, Morris and Ms. Knapp each satisfy the requirement for independence set out in Section 803 of the NYSE American rules and that each of these directors has no material relationship with us (other than being a director and/or a stockholder). In making its independence determinations, the board of directors sought to identify and analyze all of the facts and circumstances relating to any relationship between a director, his or her immediate family or affiliates and our company and our affiliates and did not rely on categorical standards other than those contained in the NYSE American rule referenced above. A majority of the members of our board of directors are independent under NYSE American rules.

Meetings of the Board of Directors

Our board of directors held 6 regular meetings in 2022. During their respective terms of service, each director attended at least 75% of all meetings of the board of directors during 2022. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are also expected to try to attend our annual meeting of stockholders, all meetings of the board of directors and all meetings of the committees on which they serve. All of our directors at the time attended the 2022 Annual Meeting of Stockholders.

Board Committees

Our board of directors has established three standing committees–audit, compensation and nominating and corporate governance. We have appointed persons to the board of directors and committees of the board of directors as required to meet the corporate governance requirements of the NYSE American. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters approved by our board of directors (copies of which can be found on our website, along with our corporate governance guidelines, by visiting www.myomo.com and clicking through “News & Investors” and “Corporate Governance”). During the fiscal year ended December 31, 2021, the audit committee met 7 times, the compensation committee met 6 times and the nominating and corporate governance committee met 4 times. During their respective terms of service, each director attended at least 75% of all meetings of the committees on which they then served, which were held during 2022

Audit Committee

We have a separately designated standing audit committee of our board of directors, as defined in Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently comprised of three of our independent directors: Thomas Kirk, Amy Knapp and Thomas Crowley. Ms. Knapp is the Chair of our audit committee. Our board of directors has determined that each of the members of our audit committee is “independent” within the meaning of the rules of the NYSE American and the SEC, including for audit committee purposes, and that each of the members of our audit committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE American. In addition, our board of directors has determined that Ms. Knapp is an “audit committee financial expert” as defined by the SEC. Our audit committee operates under a written charter. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal accounting function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal accounting staff, registered public accounting firm and management;

•	reviewing and approving or ratifying related party transactions; and

•	preparing the audit committee reports required by SEC rules.

Compensation Committee

The members of the compensation committee are Thomas Crowley, Thomas Kirk and Milton Morris. Mr. Crowley is the Chair of the compensation committee. Our board of directors has determined that each of the members of the compensation committee is “independent” within the meaning of the rules of the NYSE American. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee operates under a written charter. The compensation committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives with respect to Chief Executive Officer compensation;

•	making recommendations to our board with respect to the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing evaluations of our senior executives;

•	review and assess the independence of compensation advisers;

•	overseeing and administering our equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure; and

•	preparing the compensation committee reports required by SEC rules.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Thomas Kirk and Amy Knapp. Mr. Kirk is the Chair of the nominating and corporate governance committee. Our board of directors has determined that each of the members of the nominating and corporate governance committee is “independent” within the meaning of the rules of the NYSE American. Our nominating and corporate governance committee operates under a written charter. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to be appointed to each committee of our board of directors;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	developing and recommending corporate governance principles to the board; and

•	overseeing periodic evaluations of board members.

Identifying and Evaluating Director Nominees

The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates in connection with its evaluation of a director candidate, including through candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm, or reliance on the knowledge of the members of the nominating and corporate governance committee, the board of directors or management. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors.

The nominating and corporate governance committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the board of directors’ selection as nominees for the board of directors and as candidates for appointment to the board of directors’ committees. The nominee shall have high standards of personal and professional ethics and integrity, shall have proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, shall have skills that are complementary to those of the existing board of directors, shall have the ability to assist and support management and make significant contributions to the Company’s success and shall have an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

In evaluating proposed director candidates, the nominating and corporate governance committee will consider, in addition to the minimum qualifications and other criteria for board of directors membership approved by the board of directors from time to time, the current size and composition of the Board and the needs of the board of directors and the respective committees of the board of directors, such factors as character, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company’s business and industry, other commitments and the like and any other factors that the nominating and corporate governance committee may consider appropriate. When the nominating and corporate governance committee considers diversity, it will consider diversity of experience, skills, viewpoints, race and gender, as it deems appropriate.

Our board of directors may from time to time establish other committees

Board and Committee Evaluations

The nominating and corporate governance committee oversees the regular Board and committee evaluation process. Generally, the Board and each committee conduct self-evaluations by means of written questionnaires completed by each director and committee member. The anonymous responses are summarized and provided to the Board and each committee at their next meeting in order to facilitate an examination and discussion by the Board and each committee of the effectiveness of the Board and committees, Board and committee structure and dynamics, and areas for possible improvement. The resulting information was compiled and summarized and then reviewed and discussed at a subsequent Board meeting. The nominating and corporate governance committee establishes the Board and committee evaluation process each year and may determine to use an independent third-party evaluation process from time to time in the future.

Board Leadership Structure and Board’s Role in Risk Oversight

Our board of directors currently believes that our company is best served by combining the roles of Chairman of the Board and Chief Executive Officer. Our board of directors believes that as Chief Executive Officer, Mr. Gudonis is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Our independent directors bring experience, oversight and expertise from outside our company, while our Chief Executive Officer brings company-specific experience and expertise. Our board of directors believes that the combined role of Chairman and Chief Executive Officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors. The board of directors recognizes, however, that no single leadership model is right for all companies at all times. Our corporate governance guidelines provide that the board of directors should be free to choose a chairperson of the board based upon the board’s view of what is in the best interests of our company. Accordingly, the board of directors periodically reviews its leadership structure.

Our board of directors has appointed Mr. Kirk to serve as our lead independent director. As lead independent director, Mr. Kirk presides over meetings of our independent directors, serves as a liaison between our Chairman of the Board of Directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our Company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our chief financial officer provides reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our chief financial officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. Our board of directors has adopted a Code of Business Conduct and Ethics, which applies to our directors, officers and employees, including our chief executive officer, our chief financial officer, and our other executive and senior officers. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws, and possible conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigations of complaints relating to accounting or audit matters. These procedures have been adopted by the board of directors and are administered by our audit committee.

A current copy of our Code of Business Conduct and Ethics is posted on the Corporate Governance section of our website, which is located at www.myomo.com.

Policy on Trading, Pledging and Hedging of Company Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits short sales and, without prior approval, derivative transactions of our stock by our executive officers, directors and specified other employees and their respective affiliates, purchases or sales of puts, calls or other derivative securities of the company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities, or other hedging transactions. In addition, our insider trading policy expressly prohibits our executive officers, directors and specified other employees and their respective affiliates from borrowing against company securities held in a margin account, or, without prior approval, pledging our securities as collateral for a loan.

EXECUTIVE COMPENSATION

Our named executive officers for 2022 are:

•	Paul R. Gudonis;

•	David A. Henry; and

•	Harry Kovleman.

Risks Related to Compensation Policies and Practices

In establishing and reviewing our compensation philosophy and programs, we consider whether such programs encourage unnecessary or excessive risk taking. We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short- term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers the years ended December 31, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Paul R. Gudonis,	2022	300,000		167,250	—	—	13,793	481,043
Chief Executive Officer	2021	268,154		498,395	—	191,023	—	957,572
David A. Henry	2022	224,056		92,545	—	—	14,819	331,420
Chief Financial Officer	2021	217,427		249,198	—	150,965	620	618,210
Harry Kovelman,	2022	234,008		62,440	—	—	14,073	310,521
Chief Medical Officer	2021	220,508		102,171	—	124,453	—	447,132

(1)

Amounts reflect the aggregate grant date fair value of time-based and performance restricted stock units awarded to the named executive officer in the year ended December 31, 2022 and 2021, as applicable, in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. These amounts are not the actual value that the named executive officer may realize upon exercise or vesting of these stock awards. The value of performance- based restricted stock units granted in 2021 was derived based on the probable value to the grantee at vesting as determined on the grant date. Assuming maximum performance, the performance restricted stock units granted during the year ended December 31, 2021 would have had a maximum grant date fair value of $845,600 for Mr. Gudonis, $422,800 for Mr. Henry and $173,348 for Mr. Kovelman.

(2)

Represents cash bonuses paid to the named executive officers with respect to performance. For 2022, such amounts have not been determined by the compensation committee, but are expected to be made by March 2023. For 2021, the Compensation Committee directed a portion of the bonus be paid in the form of fully vested restricted stock units, with a grant date fair value of $19,012 for Mr. Gudonis, $19,000 for Mr. Henry and $16,000 for Mr. Kovelman.

(3)	For 2022, amounts consists of 401(k) match contributions. For 2021, amount represents payment by us for a parking pass.

Narrative Disclosure to Summary Compensation Table

Our compensation committee reviews compensation annually for all employees, including our executives. In setting executive base salaries and annual incentives and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short -and long-term results that are in the best interests of our stockholders, and a long-term commitment to us.

Or compensation committee is responsible for determining the compensation for all our executive officers. Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executives. We also review the compensation practices for other publicly traded companies in similar industries and of similar market capitalization. Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee then sets the compensation for each executive officer.

Base Salary

Each named executive officer’s base salary noted above is a fixed component of annual compensation for performing specific duties and functions, and has been established by our board of directors taking into account each individual’s role, responsibilities, skills, and experience.

Annual Performance Bonuses

Our annual performance bonus program is intended to reward our named executive officers for meeting objective or subjective individual and/or company-wide performance goals for a fiscal year. For the years ended December 31, 2022 and 2021, 80% of our named executive officers target bonus was based on the achievement of revenue and operating loss targets (excluding stock-based compensation), which were equally weighted (the “Corporate Bonus Amount”) and 20% was based on individual performance subjectively determined by the Compensation Committee. Our named executive officers could earn between 0% of 200% of the Corporate Bonus Amount depending upon actual results for the aforementioned metrics. Assuming maximum achievement of the corporate and subjective portions of the bonus, our named executive officers were eligible for a maximum bonus equal to

180% of their target bonus for the years ended December 31, 2022 and 2021.

Long Term Equity Incentives

Our equity grant program is intended to align the interests of our named executive officers with those of our stockholders and to motivate them to make important contributions to our performance.

Employment Agreements

Paul R. Gudonis:

On April 22, 2021, we entered into a renewed employment agreement with Mr. Gudonis, which we refer to as the Gudonis Agreement, pursuant to which Mr. Gudonis agreed to continue serving us as our Chief Executive Officer. Mr. Gudonis’ base salary under the Gudonis Agreement was $247,200, which was subsequently increased to $300,000. During the term, Mr. Gudonis is eligible to receive an annual bonus of up to 75% of his base salary, with the actual amount to be determined by the board of directors and the compensation committee based upon Mr. Gudonis and us meeting certain reasonable strategic, sales, operational, and financial goals and targets established by the board of directors.

As set forth in the Gudonis Agreement, Mr. Gudonis’ employment is at will, for a three (3) year term expiring on December 31, 2023 that may be renewed upon the consent of the parties. If the parties decide not to renew the Gudonis Agreement but to continue to work together in an employment relationship, Mr. Gudonis’ employment shall continue on an at-will basis pursuant to the terms and conditions then in effect, unless otherwise modified in writing. In the case of termination without cause, then we are required to pay to Mr. Gudonis (i) his base salary for twelve months plus his board approved annual incentive bonus for the year, to be paid at the usual time bonuses are paid, (ii) if Mr. Gudonis was participating in our group health plan immediately prior to the date of termination and he elects Consolidated Omnibus Budget Reconciliation Act, or COBRA, health continuation, then we are required to pay to Mr. Gudonis a monthly cash payment for twelve (12) months or Mr. Gudonis’ COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Gudonis if he had remained employed by us, and (iii) all stock options and other stock-based awards held by Mr. Gudonis which would have vested if employment had continued for twelve (12) additional months will vest and become exercisable or non-forfeitable. The payment by us of Mr. Gudonis’ base salary may be made either by a lump sum or in equal installments. Additionally, if such termination without cause occurs within 12 months after the occurrence of a change in control, then notwithstanding anything to the contrary in any applicable option agreement or stock- based award agreement, all stock options and other stock-based awards held by Mr. Gudonis shall immediately accelerate and become fully exercisable or non-forfeitable as of the date of termination.

David A. Henry:

On April 22, 2021, we entered into a renewed employment agreement with Mr. Henry, which we refer to as the

Henry Agreement, pursuant to which Mr. Henry agreed to continue to serve us as Chief Financial Officer. Mr. Henry’s initial base salary under the Henry Agreement is $221,500. This base salary shall be determined annually by our Chief Executive Officer. During the term, which is for two years with an automatic one-year renewal, Mr. Henry is eligible to receive cash incentive compensation as determined annually by the Chief Executive Officer and the board of directors. Mr. Henry’s target annual incentive compensation is 75% of his base salary, as determined annually by the Chief Executive Officer and the compensation committee.

As set forth in the Henry Agreement, Mr. Henry’s employment is at will, with no specific end date, though in the case of termination without cause then (i) we are required to pay Mr. Henry an amount equal to 75% of the sum of the base salary plus his board approved annual incentive bonus for the year (excluding any signing bonuses), (ii) all stock options and other stock-based awards held by Mr. Henry which would have vested if employment had continued for six (6) additional months will vest and become exercisable or non-forfeitable, (iii) if Mr. Henry was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Henry a monthly cash payment for nine (9) months or Mr. Henry’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Henry if he had remained employed by us and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with our payroll practice over six (6) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. If Mr. Henry is terminated without cause within the 12 months following a change in control, then, in lieu of the prior payments referenced, (i) we are required to pay Mr. Henry an amount equal to 100% of the sum of his base salary plus his board approved annual incentive bonus for the year, (ii) all stock options and other stock-based awards held by Mr. Henry become exercisable or non-forfeitable, (iii) if Mr. Henry was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Henry a monthly cash payment for twelve (12) months or Mr. Henry’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Henry if he had remained employed by us, and (iv) the amounts payable according to this provision shall be paid out commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

Harry Kovelman:

On September 24, 2020, we entered into a change in control and severance agreement with Mr. Kovelman with an effective date of October 19, 2020, which we refer to as the Kovelman Agreement. During the term, which is for at least one year, in the case of termination without cause or termination by the executive for Good Reason, then subject to a signed separation agreement containing among other things a general release of claims in our favor and non-disparagement provisions (i) we are required to pay Mr. Kovelman an amount equal to 50% of the sum of the base salary plus a pro rata portion of his board approved annual incentive bonus for the year, (ii) all stock options and other stock-based awards held by Mr. Kovelman which would have vested if employment had continued for six (6) additional months will vest and become exercisable or non-forfeitable, (iii) if Mr. Kovelman was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Kovelman a monthly cash payment for six months or Mr. Kovelman’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Kovelman if he had remained employed by us, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with our payroll practice over six (6) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such

60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. If Mr. Kovelman is terminated without cause within the 12 months following a change in control, then, subject to the execution of an irrevocable separation agreement and release by the executive, in lieu of the prior payments referenced, we are required to pay Mr. Kovelman an amount equal to 50% of the sum of his base salary plus the pro rata portion of his board approved annual incentive bonus for the year, ii) all stock options and other stock-based awards held by Mr. Kovelman will vest and become exercisable or non-forfeitable, (iii) if Mr. Kovelman was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Kovelman a monthly cash payment for six (6) months or Mr. Kovelman’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Kovelman if he had remained employed by us, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments over nine (9) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

Notwithstanding the foregoing, in the event that any compensation, payment or distribution by us to or for the benefit of Mr. Kovelman calculated in a manner consistent with Section 280G of the Internal Revenue Code (the “Code”) and the applicable regulations thereunder, would be subject to excise tax imposed by Section 4999 of the Code, then the aggregate payments shall be reduced (but not below zero) so that the sum of all the aggregate payments shall be $1.00 less than the amount at which Mr. Kovelman becomes subject to the excise tax imposed by Section 4999 of the Code, provided that such reduction shall only occur if it would result in a higher after tax amount than the executive would receive if the aggregate payments were not subject to such reduction.

Equity Compensation Plan Information

Outstanding Equity Awards at Year End

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our named executive officers, as of December 31, 2022:

	Option Awards						Stock Awards
Name	Grant Dates	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Prices	Option Expiration Dates	Number of Shares, or Units of Stock that Have Not Vested		Market Value of Shares, or Units of Stock that Have Not Vested(6)(7)	Equity Incentive Plan Awards; Number of Shares, units or Other Rights that Have Not Vested		Equity Incentive plan Awards; Market Value of Shares, Units or Other Rights that Have Not Vested ($)(7)
Paul R. Gudonis	3/18/2015	694	—		$0.048	3/18/2025
	6/29/2016	208			$31.488	6/29/2026
	1/2/2018	2,666			$109.50	1/2/2028
	7/1/2020						8,750	(2)	$3,969
	6/9/2021						13,333	(3)	$6,818	20,000	(6)	$10,228
	6/8/2022						75,000	(4)	$38,355
David A. Henry	2/18/2019						26	(5)	$13
	2/19/2019	1,598	68	(1)	$40.20	2/19/2029
	7/1/2020						6,250	(2)	$3,196
	6/9/2021						6,667	(3)	$3,410	10,000	(6)	$5,114
	6/8/2022						41,500	(4)	$21,223
Harry Kovelman	11/2/2020	2,604	2,396	(1)	$4.47	11/1/2030	8,625	(5)	$4,411
	6/9/2021						2,733	(3)	$1,398	4,100	(6)	$2,097
	6/8/2022						28,000	(4)	$14,319

(1)	The options vest 25% on the one-year anniversary of the grant date, and the remainder vest in equal monthly installments over the 36-month period thereafter following the grant date.
(2)	RSU’s vest 50% on the first anniversary of the grant date and thereafter in equal annual installments over two years.
(3)	RSU’s vest in three equal annual installments.
(4)	RSU’s vest in two equal annual installments.
(5)	RSU’s vest 25% on the first anniversary of the grant date and thereafter in equal monthly installments over three years.
(6)

Represents the target number of RSU’s vesting based on the Company’s total shareholder return (TSR) compared to a group of peer companies. The measurement period is June 9, 2021 to March 9, 2024, with any RSU’s earned vesting on June 9, 2024. The maximum number of RSU’s shall vest if the Company’s TSR is greater than the 75th percentile of the range between the highest and lowest TSR’s of the peer group. No RSU’s shall vest so long as the Company’s TSR is below the 25th percentile of the range between the highest and lowest TSR’s of the peer group.

(7)

The market value is calculated by multiplying $0.5114, the closing price of a share of our common stock on the last trading day of 2022 (December 30, 2022) as reported on NYSE American, by the maximum number of unvested units.

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	29,605	$40.50	74,120
Equity compensation plans not approved by stockholders	—	$—	—
Total	29,605	$40.50	74,120

(1)	Since RSUs do not have an exercise price, such units are not included in the weighted average exercise price calculation.

Summary of the 2018 Plan

The following description summarizes certain features of the 2018 Plan.

Administration. The 2018 Plan is administered by the compensation committee. The compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2018 Plan. The compensation committee may delegate to our Chief Executive Officer or another executive officer or a committee comprised of the Chief Executive Officer and another officer or officers of the Company the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.

Eligibility; Plan Limits. All full-time and part-time officers, employees, non-employee directors and consultants are eligible to participate in the 2018 Plan, subject to the discretion of the administrator. As of December 31, 2019, 51 individuals are eligible to participate in the 2018 Plan, which includes six executive officers, 42 employees who are not executive officers and three non-employee directors. There are certain limits on the number of awards that may be granted under the 2018 Plan. For example, the maximum number of shares that may be granted in the form of incentive stock options may not exceed the initial limit, cumulatively increased each January 1 by the lesser of the annual increase for such year or 1,000,000 shares.

Director Compensation Limit. The 2018 Plan provides that the value of all awards awarded under the 2018 Plan and all other cash compensation paid by us to any non-employee director in any calendar year shall not exceed $1,000,000.

Stock Options. The 2018 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2018 Plan are non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to our employees and our subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option as determined by the compensation committee may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose is the last reported sale price of the shares of common stock on NASDAQ on the date immediately preceding the grant date. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option is fixed by the compensation committee and may not exceed ten years from the date of grant. The compensation committee determines at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the compensation committee. In general, unless otherwise permitted by the compensation committee, no option granted under the 2018 Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the compensation committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the compensation committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The compensation committee may award stock appreciation rights subject to such conditions and restrictions as the compensation committee may determine. Stock appreciation rights entitle the recipient to cash or shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

Restricted Stock. The compensation committee may award shares of common stock to participants subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividend equivalent rights (but dividend equivalents payable with respect to restricted stock awards shall not be paid unless and until the applicable performance goals are attained).

Restricted Stock Units. The compensation committee may award RSU’s to participants. RSU’s are ultimately payable in the form of cash or shares of common stock subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. In the compensation committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the compensation committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The compensation committee may also grant shares of common stock which are free from any restrictions under the 2018 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. The compensation committee may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award (other than a stock option or stock appreciation right) may be paid only if the related award becomes vested. Dividend equivalent rights may not be granted as a component of a stock option or stock appreciation right award. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The compensation committee may grant cash bonuses under the 2018 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

Change of Control Provisions. The 2018 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2018 Plan, all awards will terminate in connection with a sale event unless they are assumed, substituted, or continued by the successor entity. To the extent the parties to the sale event do not provide for awards under the 2018 Plan to be assumed, substituted or continued by the successor entity, (i) awards of stock options and stock appreciation rights will become exercisable prior to their termination, (ii) all other awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and (iii) all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the compensation committee’s discretion or. In the case of such termination, (i) holders of options and stock appreciation rights will be provided with notice and an opportunity to exercise and/or (ii) we may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share consideration and the exercise price of the options or stock appreciation rights (to the extent then exercisable in prices not in excess of the per share consideration). The compensation committee shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards. Unless otherwise determined by our board of directors, any repurchase rights or other rights of the Company that relate to an award will continue to apply to consideration (including cash) that has been substituted, assumed, amended or paid in connection with a sale event.

Adjustments for Stock Dividends, Stock Splits, Etc. The 2018 Plan requires the compensation committee to make appropriate adjustments to the number of shares of common stock that are subject to the 2018 Plan, to certain limits in the 2018 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the 2018 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the compensation committee, participants may elect to have their tax withholding obligations satisfied by authorizing us to withhold shares of common stock to be issued pursuant to exercise or vesting. The compensation committee may also require awards to be subject to mandatory share withholding up to the required withholding amount. The required tax withholding obligation may also be satisfied, in whole or in part, by an arrangement where a certain number of shares of common stock issued pursuant to any award are immediately sold and proceeds from such sale are remitted to us in an amount that would satisfy the withholding amount due.

Amendments and Termination. The Board of Directors may at any time amend or discontinue the 2018 Plan and the compensation committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of NYSE, any amendments that materially change the terms of the 2018 Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the compensation committee to be required by the Code to preserve the qualified status of incentive options.

Effective Date of Plan. The 2018 Plan was approved by our board of directors on April 20, 2018. Awards of incentive options may be granted under the 2018 Plan until April 20, 2028. No other awards may be granted under the 2018 Plan after the date that is ten years from the date of stockholder approval.

Director Compensation

The following table presents the total compensation for each person who served as a member of our board of directors during the year ended December 31, 2022. Total compensation for Mr. Gudonis for services as an employee is presented in “Executive Compensation—Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash	Stock Awards ($)(1)	Total ($)
Thomas A. Crowley, Jr. (2)	$70,000	$—	$70,000
Thomas F. Kirk (3)	$70,000	$—	$70,000
Amy Knapp (4)	$70,000	$—	$70,000
Milton Morris	$65,000	$—	$65,000

(1)

Amounts reported in this column reflect the fair value of restricted stock units granted to the directors in accordance with FASB ASC Topic 718. In order to allow for more stock available to grant to employees, directors did not authorize a stock grant for themselves in 2022.

(2)	As of December 31, 2022, Mr. Crowley held options to purchase 312 shares of common stock.
(3)	As of December 31, 2022, Mr. Kirk held options to purchase 364 shares of common stock.
(4)	As of December 31, 2022, Ms. Knapp held options to purchase 312 shares of common stock.

Each of our non-employee directors are entitled to receive an annual cash retainer of $50,000, paid quarterly, and each director is also eligible to receive an additional annual cash retainer of $5,000 for service as a committee chair. In addition, our non-employee directors are entitled to receive $30,000 paid in the form of restricted stock units, which vest over four quarters. We issued 2,945 restricted stock units to each of our non-employee directors on June 9, 2021, which awards vested quarterly through June 9, 2022. In lieu of a restricted stock unit grant covering the twelve months ended June 8, 2023, in order to preserve shares available to grant to employees, our directors elected to receive the stock award portion of their compensation in cash for the remainder of 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions since January 1, 2021, to which we were a party or will be a party, including in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 and one percent of the average of our total assets at year-end for our last two completed fiscal years; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

We have adopted a written policy that requires all transactions between us and any director, director nominee, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K under the Securities Act) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

All of the transactions described below that occurred prior to our initial public offering were entered into prior to the adoption of this written policy but each was approved by our board of directors. Prior to our board of directors’ consideration of a transaction with a related person, the material facts as to the related person’s relationship or interest in the transaction were disclosed to our board of directors, and the transaction was not approved by our board of directors unless a majority of the directors approved the transaction.

GRE Arrangement

We sell our products to GRE, an orthotics and prosthetics practice whose ownership includes Jonathan Naft, who was an executive officer of our company until his departure from such position on March 31, 2021. Effective with Mr. Naft’s departure, GRE is no longer considered a related party. We sell to GRE at standard list prices. Sales to GRE during the year ended December 31, 2021 (for the portion of the year considered a related party) were approximately $25,900. We also obtain consulting and fabrication services from GRE. Charges for these services during the year ended December 31, 2021 (for the portion of the year considered a related party) amounted to approximately $112,900.

Indemnification Agreements

We have agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the total number and percentage of our shares of common stock that were beneficially owned on December 31, 2022 by: (1) each holder of more than 5% of our common stock; (2) each director; (3) each named executive officer; and (4) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within 60 days of December 31, 2022. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, the applicable percentage ownership is based on 7,750,608 shares of common stock outstanding as of December 31, 2022, including any shares that such person or persons has the right to acquire within 60 days of December 31, 2022 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the business address of each person listed is c/o Myomo, Inc., 137 Portland St., 4th Floor, Boston Massachusetts 02114.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Paul R. Gudonis (1)	88,138	1.1%
David A. Henry (2)	37,353	*
Harry Kovelman (3)	14,922	*
Thomas A. Crowley, Jr. (4)	312	*
Thomas F. Kirk (5)	30,375	*
Amy Knapp (6)	19,935	*
Milton Morris (7)	2,945	*
Executive officers and directors as a group (8 persons) (8)	208,215	2.6%
Beneficial Owners of 5% of our Common Stock
Rosalind Advisors, Inc. (9)	553,290	7.1%
MUST Asset Management (10)	461,551	6.0%

*	Represents beneficial ownership of less than one percent.
(1)

Consists of (i) 78,750 shares of common stock, (ii) 3,568 shares of common stock issuable upon the exercise of stock options, , and (iii) 6,000 shares issuable upon the exercise of warrants issued in conjunction with our follow-on offering in February 2020 . This amount does not include 117,083 shares of common stock issuable upon the vesting of restricted stock units, which will not vest within sixty days of December 31, 2022.

(2)

Consists of (i) 32,161 shares of common stock, (ii) 1,666 shares of common stock issuable upon the exercise of stock options, (iii) 26 shares of common upon to be issued in conjunction with vested restricted stock units, and (iv) 3,500 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering in February 2020. This amount does not include 64,417 restricted stock units, which will not vest within 60 days of December 31, 2022.

(3)

Consists of (i) 11,360 shares of common stock, (ii) 2,812 shares of common stock issuable upon the exercise of stock options, and (iii) 750 shares of common stock to be issued in conjunction with vested restricted stock units. This amount does not include 42,708 shares of common stock issuable upon the vesting restricted stock units, which will not vest within sixty days of December 31, 2022 and 2,188 shares of common stock issuable upon the exercise of stock options, which are not exercisable within sixty days of December 31, 2022.

(4)	Consists of 312 shares of common stock issuable upon the exercise of stock options.
(5)

Consists of (i) 26,511 shares of common stock, (ii) 364 shares of common stock issuable upon the exercise of stock options, and (iii) 3,500 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering in February 2020.

(6)	Consists of (i) 19,623 shares of common stock, and (ii) 312 shares of common stock issuable upon the exercise of stock options.
(7)	Consists of 2,945 shares of common stock.
(8)

Consists of (i) 184,405 shares of common stock, (ii) 10,034 shares of common stock issuable upon the exercise of stock options, (iii) 776 shares of common upon to be issued in conjunction with vested restricted stock units. and (iv) 13,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering in February 2020. This amount does not include 266,083 restricted stock units, which do not vest within sixty days of December 31, 2022 and 2,188 shares of common stock issuable upon the exercise of stock options, which are not exercisable within sixty days of December 31, 2022.

(9)	Based on a Schedule 13G/A filing dated January 20, 2022.
(10)	Based on a Schedule 13G/A filing dated May 18, 2022.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 65,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Common Stock

As of December 31, 2022, we had 7,750,608 shares of common stock outstanding held by 282 stockholders of record. In addition, $5 million in shares issuable upon sales of shares of common stock under our Common Stock Purchase Agreement (“Purchase Agreement”) with Keystone Capital, LLC. Sales under the Purchase Agreement are subject to a remaining cap of 1,349,348 shares, based on 19.99% of our outstanding shares of common stock on the execution date, unless approved by shareholders or individual issuances are considered above market under the rules of the NYSE American, .691,554 shares of common stock were reserved for issuance in connection with the exercise of warrants and under our equity incentive plans, 30,780 shares of common stock were reserved for issuance upon the exercise of stock options and 489,520 shares were reserved for issuance upon the vesting of restricted stock units under our equity incentive plans. Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of common stock.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.

Dividends

Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of legally available funds.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Rights and Preferences

Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

Fully Paid and Non-assessable

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are currently outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

Outstanding Warrants

As of September 30, 2022, we had 691,554 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $8.17 per share, including:

•

We issued warrants for the purchase of shares of common stock in our February 2020 public offering, of which warrants to purchase 668,250 shares of common stock remain outstanding as of September 30, 2022. The warrants are exercisable at an exercise price of $7.50 per share and expire in February 2025.

•

We issued warrants for the purchase of 12,113 shares of common stock to the underwriter of our February 2019 public offering, which are all outstanding. The warrants are exercisable at an exercise price of $52.50 per share and expire in February 2023.

•

Warrants were issued to purchase shares of our common stock in our December 2017 public offering, of which warrants to purchase 11,191 shares of common stock remain outstanding as of September 30, 2022. The warrants that we issued in our December 2017 public offering had an original exercise price of $2.95 per share and such exercise price is adjustable if we effect a stock split, a combination or similar transaction, depending on the relative trading prices before and after the combination. The warrants also have anti-dilution protection in the event that we issue equity securities in the future below the then-exercise price of such warrants. These warrants have been repriced from $2.95 per share to $0.001 per share, the par value of our common stock. The warrants expire in December 2022.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Classified Board

Our amended and restated certificate of incorporation and our bylaws provide that our board of directors be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors are elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our amended and restated certificate of incorporation and our bylaws also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors. We currently have five members on our board of directors.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Appointment and Removal of Directors

These provisions restricting the size of the board will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. In addition, our amended and restated certificate of incorporation and our bylaws provide that no member of our board of directors may be removed from office by our stockholders with or without cause, at any time, in addition to any other vote required by law, only upon the approval of not less than a majority of the total voting power of all of our outstanding voting stock.

Advance Notice Procedures

Our amended and restated certificate of incorporation and our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Amendment of Charter Provisions

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. A majority vote of our board of directors or the affirmative vote of holders of at least 75% of the total votes of our outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend, alter, change or repeal the bylaws. In addition, the affirmative vote of the holders of at least 66 2/3% of the total votes of our outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend, alter or repeal, or to adopt any provisions inconsistent with any of the provisions in our amended and restated certificate of incorporation relating to amendments to our certificate of incorporation and bylaws, and as described under “Appointment and removal of directors” and “Classified board” above. This requirement of a supermajority vote to approve amendments to our bylaws and certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

The provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 10,589,141 shares of our common stock and/or Pre-Funded Warrants to purchase shares of common stock. The shares of common stock and Pre-Funded Warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants offered hereby.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Securities” in this prospectus.

Director Designation Right

Pursuant to the Purchase Agreement, effective on or after the closing of this offering, subject to review and approval by our Board of Directors and its Nominating and Corporate Governance Committee, the terms of our certificate of incorporation and bylaws and compliance with applicable law or regulation or the rules and criteria, we agreed to appoint one individual selected by one of the investors participating in this offering to our Board of Directors initially as a Class II director (which class’s current term ends at the our annual meeting of stockholders to be held in 2025), so long as such investor collectively owns at least 4,000,000 shares of our Common Stock, including the shares underlying the Pre-Funded Warrants.

Pre-Funded Warrants

The following summary of certain terms and provisions of Pre-Funded Warrant that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price equal to $0.0001 per share of common stock. The Pre-Funded Warrants will be exercisable immediately, and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period with respect to the shares of common stock as in effect on the date of delivery of the notice of exercise thereafter, payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder, together with its affiliates and any other persons acting as group together with any such persons, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of common stock outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with Beneficial Ownership Limitation of 4.99%, upon notice to use and effective 61 days after the date such notice is delivered to us may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of ordinary shares outstanding immediately after exercise.

Cashless Exercise

The Pre-Funded Warrants may also be exercised, in whole or in part, at such time by means of “cashless exercise” in which the holder shall be entitled to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants, which generally provides for a number of shares of common stock equal to (A)(1) the volume weighted average price on (x) the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered on d ay that is not a trading day or prior to the opening of “regular trading hours” on a trading day or (y) the trading day of the notice of exercise, if the notice of exercise is executed and delivered after the close of “regular trading hours” on such trading day, or (2) the bid price on the day of the notice of exercise, if the notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter, less (B) the exercise price, multiplied by (C) the number of shares of common stock the Pre-Funded Warrant was exercisable into, with such product then divided by the number determined under clause (A) in the this sentence.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole shares of common stock.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. The shares of common stock issuable upon exercise of the Pre-Funded Warrants are currently listed on NYSE American under the symbol “MYO.”

Rights as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of the underlying shares of common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our ordinary shares represented by shares of common stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Authorized Share Failure

If we do not have a sufficient number of authorized and unreserved shares of Common Stock (the “Required Reserve Amount”) to reserve for issuance upon exercise the Warrant (an “Authorized Share Failure”), then we shall immediately take all action necessary to increase our authorized shares of Common Stock to the Required

Reserve Amount. No later than sixty (60) days after the occurrence of such Authorized Share Failure, we shall hold a meeting of stockholders for the approval of an increase in the number of authorized shares of Common Stock. In the event that we are prohibited from issuing shares of Common Stock upon an exercise of the Pre-Funded Warrant due to the failure by us to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorization Failure Shares”), in lieu of delivering such Authorization Failure Shares to the holder, we will pay cash in exchange for the cancellation of such portion of the Pre-Funded Warrant exercisable into such Authorized Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorization Failure Shares and (y) the greatest closing price of the Common Stock on any trading day during the period commencing on the date the holder delivers the applicable exercise notice with respect to such Authorization Failure Shares to the Company and ending on the date of such issuance and payment, and (ii) to the extent the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Authorization Failure Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain material U.S. federal income consequences of the acquisition, ownership and disposition of our common stock and Pre-Funded Warrants acquired in this offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (referred to as the “Code”), existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock and Pre-Funded Warrants, or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of our common stock, Pre-Funded Warrants and Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax or the alternative minimum tax and does not deal with state or local taxes or any U.S. federal taxes other than income taxes (such as gift and estate taxes), or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt entity, organization, or arrangement;

•	a government or any agency, instrumentality, or controlled entity thereof;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	a regulated investment company;

•	a “controlled foreign corporation” or a “passive foreign investment company”;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment or any other holder subject to mark-to-market treatment;

•	a holder of our common stock or Pre-Funded Warrants that is liable for the alternative minimum tax;

•	a holder of our common stock or Pre-Funded Warrants that received such security through the exercise of options, warrants, or similar derivative securities or otherwise as compensation;

•	a holder of our common stock or Pre-Funded Warrants that holds such security in a tax-deferred account (such as an individual retirement account or a plan qualifying under Section 401(k) of the Code);

•	a U.S. Holder, as defined below, of our common stock or Pre-Funded Warrants that has a functional currency other than the U.S. dollar;

•	a holder of our common stock or Pre-Funded Warrants that holds such security as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•

a holder of our common stock or Pre-Funded Warrants required to accelerate the recognition of any item of gross income with respect to such security, as a result of such income being recognized on an applicable financial statement;

•	a holder of our common stock or Pre-Funded Warrants that is a U.S. expatriate or former citizen or long-term resident of the United States;

•

a holder of our common stock or Pre-Funded Warrants that does not hold such security as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or

•	a holder of our common stock or Pre-Funded Warrants whose security may constitute “qualified small business stock” under Section 1202 of the Code.

In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold our common stock or Pre-Funded Warrants through partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. If a partnership or other pass-through entity holds our common stock or Pre-Funded Warrants, the tax treatment of a partner will generally depend upon the stratus of the partner and the activities of the partnership or other pass-through entity. A partner in a partnership or other pass-through entity that will hold our common stock or Pre-Funded Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock or Pre-Funded Warrants through a partnership or other pass-through entity, as applicable.

The discussion of U.S. federal income tax considerations is for information purposes only and is not tax advice. Investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock or Pre-Funded Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of our common stock or Pre-Funded Warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of common stock or Pre-Funded Warrants that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net-income basis on income or gain from common stock or Pre-Funded Warrants.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, we believe a Pre-Funded Warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of common stock as described below. Accordingly, for U.S. federal income tax purposes, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant, and upon exercise, the holding period of the share of common stock received should include the holding period of the Pre-Funded Warrant. Similarly, the tax basis of a share of common stock received upon exercise of a Pre-Funded Warrant should include the tax basis of the Pre-Funded Warrant (discussed below) increased by the exercise price of $0.001 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of a Pre-Funded Warrant pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes, and the discussion below, to the extent it pertains to our common stock, is generally intended to also pertain to the Pre-Funded Warrants.

Tax Considerations Applicable to U.S. Holders

Distributions

As discussed above in the section captioned “Dividend Policy”, we currently anticipate that we will retain all available funds and any future earnings for use in the operation of our business and do not anticipate declaring or paying any cash dividends on our common stock for the foreseeable future. In the event that we do make distributions on our common stock or Pre-Funded Warrants to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions to a U.S. Holder that are not derived from our current or accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, the U.S. Holder’s adjusted tax basis in our common stock or Pre-Funded Warrant, as applicable, and to the extent in excess of such basis, will be treated as gain realized on the sale or exchange of our common stock or Pre-Funded Warrants, as applicable, as described below under the section titled “—Disposition of Our Common Stock or Pre-Funded Warrants.”

Disposition of Our Common Stock or Pre-Funded Warrants

Upon a sale or other taxable disposition of our common stock or Pre-Funded Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the applicable common stock or Pre-Funded Warrants. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the applicable common stock or Pre-Funded Warrant exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of our common stock or Pre-Funded Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on our common stock or Pre-Funded Warrants and to the proceeds of a sale or other disposition of common stock or Pre-Funded Warrants by a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption. Backup withholding is not an additional tax. Rather, amounts withheld as backup withholding may be credited against a person’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Tax Considerations Applicable to Non-U.S. Holders

Distributions

As discussed above in the section captioned “Dividend Policy”, we currently anticipate that we will retain all available funds and any future earnings for use in the operation of our business and do not anticipate declaring or paying any cash dividends on our common stock for the foreseeable future. In the event that we do make distributions on our common stock to a Non-U.S. Holder, those distributions generally will be treated as dividends, as return of capital or as gain on the sale or exchange of common stock or Pre-Funded Warrants for U.S. federal income tax purposes as described in “—U.S. Holders —Distributions.” Subject to the discussions below under the sections titled “—Information Reporting and Backup Withholding” and “—Foreign Accounts,” any distribution (including constructive distributions) on our common stock or Pre-Funded Warrants that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with such holder’s conduct of a trade or business within the United States if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us. In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons, unless an applicable treaty provides otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

Distributions to a Non-U.S. Holder that are not derived from our current or accumulated earnings and profits generally will be treated as a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s basis in its common stock or Pre-Funded Warrants, as applicable, and to the extent in excess of such basis, will be treated as gain from the sale or exchange of such common stock or Pre-Funded Warrants, as applicable, as described under “—Disposition of Our Common Stock, Pre-Funded Warrants or Warrants” below.

Disposition of Our Common Stock or Pre-Funded Warrants

Subject to the discussions below under the sections titled “—Information Reporting and Backup Withholding” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our common stock or Pre-Funded Warrants unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty between the United States and such Non-U.S. Holder’s country of residence, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which case the Non-U.S. Holder will be taxed on a net income basis at the regular rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

•

the Non-U.S. Holder is a nonresident alien present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or

•

we are, or have been, a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period, if shorter). We do not believe that we are or have been a USRPHC and, even if we are or were a USRPHC, as long as our common stock is regularly traded on an established securities market, dispositions will not be subject to tax for a Non-U.S. Holder that has not held more than 5% of our common stock, actually or constructively, during the five-year period preceding such Non-U.S. Holder’s disposition (or the Non-U.S. Holder’s holding period, if shorter). Special rules may apply to the determination of the 5% threshold in the case of a holder of a Pre-Funded Warrant. Further, there can be no assurance that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

See the sections titled “— Information Reporting and Backup Withholding” and “— Foreign Accounts” below for additional information regarding withholding rules that may apply to proceeds of a disposition of our common stock, Pre-Funded Warrants or Warrants paid to foreign financial institutions or non-financial foreign entities.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on our common stock or Pre-Funded Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%. Generally, a Non-U.S. Holder will comply with such procedures if it provides a properly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “—Distributions,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock or Pre-Funded Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the Non-U.S. Holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on dividends on common stock or Pre-Funded Warrants if paid to a non-U.S. entity and certain other withholdable payments, unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Intergovernmental agreements between the United States and foreign countries with respect to FATCA may significantly modify the requirements described in this section for Non-U.S. Holders. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock, Pre-Funded Warrants or Warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock or Pre-Funded Warrants, including the consequences of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

A.G.P./Alliance Global Partners, which we refer to herein as the placement agent, located at 590 Madison Ave 28th Floor, New York, NY 10022, has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated January     , 2023. The placement agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but it has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we will enter into a securities purchase agreement directly with purchasers in connection with this offering and may not sell the entire amount of securities offered pursuant to this prospectus.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the shares of common stock, Pre-Funded Warrants and Warrants being offered pursuant to this prospectus not later than two business days following the commencement of this offering, or on or about January     , 2023.

We have agreed to indemnify the placement agent and specified other persons against specified liabilities, including liabilities under the Securities Act and to contribute to payments the placement agent may be required to make in respect thereof.

Fees and Expenses

Upon closing of this offering, we have agreed to pay the placement agent’s fees set forth in the table below.

	Per Share of Common Stock	Per Pre-Funded Warrant	Total
Public offering price
Placement agent fees
Proceeds to us (before expenses)

We have agreed to pay to the placement agent a cash fee equal to seven percent (7%) of the aggregate gross proceeds raised in this offering. Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate cash placement fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above.

We estimate the total expenses payable by us for this offering to be approximately $635,000, which amount includes: (i) a placement agent’s fee of $385,000 assuming the purchase of all of the securities we are offering; (ii) a non-accountable expense allowance payable to the placement agent of $10,000; (iii) reimbursement of the accountable expenses of the placement agent of up to $50,000 related to the legal fees of the placement agent being paid by us (none of which has been paid in advance); (iv) reimbursement of the non-accountable expenses of $20,000 related to legal fees of certain investor and (v) other estimated expenses of approximately $170,000 which include our legal, accounting, and printing costs and various fees associated with the registration and listing of our securities.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(ii) of the Securities Act. and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 4 l 5(a)(4) under the Securities Act and Rule I 06-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent acting as principal. Under these rules and regulations, the placement agent:

•	may not engage in any stabilization activity in connection with our securities; and

•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Lock-Up Agreements

Our directors, officers and beneficial owners of 5% or more of our outstanding common stock who are affiliates of our directors and officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, our shares of Common Stock during a period ending 90 days after the date of this prospectus, without first obtaining the written consent of the placement agent, subject to certain exceptions. Specifically, these individuals have agreed, in part, not to:

•	offer, pledge, sell, contract to sell or otherwise dispose of Myomo’s securities or any securities convertible into or exercisable or exchangeable for shares of Common Stock;

•

enter into any swap or other arrangement that transfers to another. in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our securities, in cash or otherwise;

•	make any demand for or exercise any right with respect to the registration of any of our securities;

•	publicly disclose the intention to make any offer, sale, pledge or disposition of, or to enter into any transaction, swap, hedge, or other arrangement relating to any of our securities.

Notwithstanding these limitations, our securities may be transferred under limited circumstances, including, without limitation, by gift. will or intestate succession.

We have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, subject to certain limited exceptions, we may not, without the prior written consent of the placement agent: (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents, or (ii) file any registration statement or amendment or supplement thereto, other than the preliminary prospectus or the prospectus related to this offering or a registration statement on Form S-8 in connection with any employee benefit plan. In addition, subject to certain exceptions, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our shares of Common Stock or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering.

Additionally, we have also agreed not to reduce the exercise price of any existing warrants issued in our prior financings until the first anniversary of the closing date of this offering.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the industry in which we operate, our past and present operating results, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, the previous experience of our executive officers, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Listing

Our shares of common stock are listed on the NYSE American under the trading symbol “MYO.” We do not plan to list the Pre-Funded Warrants on the NYSE American or any other securities exchange or trading market.

Discretionary Accounts

The placement agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The placement agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. For example, A.G.P./Alliance Global Partners was the sales agent under an At Market Issuance Sales Agreement dated June 25, 2021, by and between us and A.G.P./Alliance Global Partners, pursuant to which we offered and sold, from time to time, shares of our common stock through A.G.P./Alliance Global Partners through an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act, and for which A.G.P./Alliance Global Partners received customary commissions.

In the ordinary course of their various business activities, the placement agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the· accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agent or its affiliates enter into a lending relationship with us, they will routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Common Stock offered hereby. The placement agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

This prospectus in electronic format may be made available on a website maintained by the placement agent, and the placement agent may distribute this prospectus electronically.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find More Information”.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Goodwin Procter LLP, Boston, Massachusetts. Duane Morris LLP, New York, New York is acting as counsel to the placement agent.

EXPERTS

The consolidated financial statements of Myomo, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, incorporated in this Registration Statement on Form S-1 by reference to its Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance upon the report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of Marcum LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers shares of common stock and warrants to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement or the exhibits and schedules filed as part of the registration statement. For further information about us and the common stock, Warrants and Pre-Funded Warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We are subject to the reporting and information requirements of the Exchange Act and as a result, we file periodic reports, proxy statements, and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. The documents we are incorporating by reference into this prospectus are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 11, 2022;

•

our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November  10, 2022, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August  3, 2022; and our Quarterly Report on Form 10-Q for the quarter ended March  31, 2022, filed with the SEC on May 11, 2022;

•	our Definitive Proxy Statements on Schedule 14A, filed with the SEC on October 28, 2022 and April 29, 2022; and

•	our Current Reports on Form 8-K filed with the SEC on December 7, 2022, September 27, 2022, August 2, 2022, July 7, 2022, June 10, 2022, April 4, 2022, January 5, 2022 and January 10, 2022.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date any offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any Current Report on Form 8-K that has been or may, from time to time, be furnished to the SEC to be incorporated into or otherwise become a part of this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference therein. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Up to 10,589,141 Shares of Common Stock

Up to 10,589,141 Pre-Funded Warrants

Preliminary Prospectus

Sole Placement Agent

A.G.P.

            , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the selling commissions, payable by the registrant in connection with the sale of the units, common stock and warrants being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Total
SEC registration fee	$1,763.2
FINRA filing fee	2,900
NYSE American Listing Fee	15,000
Printing and engraving expenses	35,000
Legal fees and expenses	140,000
Accounting fees and expenses	40,000
Transfer agent and registrar fees	2,500
Miscellaneous	12,836.8

Total	$250,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated by-laws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The placement agent agreement (to be filed as Exhibit 1.1 hereto) will provide for indemnification by the placement agent of the Registrant, and its executive officers and directors, and indemnification of the placement agent by the Registrant for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act.

The Registrant maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding securities we have issued within the past three years that were not registered under the Securities Act:

On May 12, 2020, we entered into an amendment to that certain term loan with Chicago Venture Partners, or CVP, dated October 22, 2019, to provide for the conversion of outstanding amounts into shares of common stock in satisfaction of its repayment obligations, or the Note, in which we, at our option, could pay monthly redemptions in either cash or shares of common stock. During the year ended December 31, 2020, we issued 544,526 shares of our common stock to CVP to repay the Note in full. The the shares of common stock were issued pursuant to an exemption from registration under the Section 3(a)(9) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown in either the financial statements or the notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act:

(i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART III — EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description

1.1*	Form of Placement Agent Agreement by and between Myomo, Inc. and A.G.P./Alliance Global Partners

3.1	Eighth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 2.3 contained in the Registrant’s Form 1-A filed on January 6, 2017)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 2.4 contained in the Registrant’s Form 1-A filed on January 6, 2017)

3.3	Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation, as amended, of Myomo, Inc., filed with the Secretary of the State of Delaware on January 30, 2020 (incorporated by reference to Exhibit 3.1 contained in the Registrant’s Form 8-K filed on January 30, 2020)

3.4	Second certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation, as amended, of Myomo, Inc., filed with the Secretary of the State of Delaware on June 10, 2021

4.1	Form of Pre-Funded Warrant

5.1*	Opinion of Goodwin Procter LLP

10.1	2004 Stock Option and Incentive Plan and form of award agreements (incorporated by reference to Exhibit 6.1 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.2	2014 Stock Option and Grant Plan and form of award agreements (incorporated by reference to Exhibit 6.2 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.3	2016 Equity Incentive Plan (to be effective upon closing of this Offering) and form of award agreements (incorporated by reference to Exhibit 6.3 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.4	License Agreement between the Company and the Massachusetts Institute of Technology, dated October 30, 2006 (incorporated by reference to Exhibit 6.18 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.5	First Amendment to the License Agreement between the Company and the Massachusetts Institute of Technology, dated May 5, 2010 (incorporated by reference to Exhibit 6.19 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.6	Form of Indemnification Agreement (incorporated by reference to Exhibit 6.21 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.7	Waiver to License Agreement between the Company and the Massachusetts Institute of Technology, dated November 15, 2016 (incorporated by reference to Exhibit 6.22 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.8	Employment Agreement between the Company and Paul Gudonis dated December 23, 2016 (incorporated by reference to Exhibit 6.24 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.9	Employment Agreement, dated February 6, 2019, by and between the Company and David Henry (incorporated by reference to Exhibit 10.2 contained in the Registrant’s Form 8-K file on February 6, 2019)

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Exhibit No.	Exhibit Description

10.10	Employment Agreement Amendment 1, dated December 13, 2019, by and between the Company and Paul R. Gudonis (incorporated by reference to Exhibit 10.1 contained in the Registrant’s Form 8-K filed on December 18, 2019)

10.11	Executive Employment Agreement, dated April 22, 2021, by and between the Company and Paul Gudonis (incorporated by reference to Exhibit 10.1 contained in the Registrant’s Form 8-K filed on April 28, 2021

10.12	Executive Employment Agreement, dated April 22, 2021, by and between the Company and David Henry (incorporated by reference to Exhibit 10.2 contained in the Registrant’s Form 8-K filed on April 28, 2021

10.13	Executive Employment Agreement, dated April 22, 2021, by and between the Company and Micah Mitchell (incorporated by reference to Exhibit 10.3 contained in the Registrant’s Form 8-K filed on April 28, 2021

10.14**	Equity Joint Venture Contract, by and between Myomo, Inc. and Beijing Ryzur Medical Investment Co., Ltd., dated as of January 21, 2021 (incorporated by reference to Exhibit 10.1 contained in the Registrant’s Form 8-K filed on January 26, 2021).

10.15**	Sublease between Myomo, Inc. and Upstatement, LLC dated December 17, 2020. (Incorporated by reference to Exhibit 10.26 contained in the Registrant’s Annual Report on Form 10-K filed March 10, 2021)

10.16**	Amended and Restated Equity Joint Venture Contract by and between Myomo, Inc., Anhui Ryzur Medical Equipment Manufacturing Co. Ltd., Wuxi Chinaleaf Rehabilitation Industry Equity Investment Fund (Limited Partnership) and Beijing Ryzur Medical Investment Company Ltd., dated December 29, 2021 (incorporated by reference to Exhibit 10.27 contained in the Registrant’s Annual Report on Form 10-K dated March 11, 2022).

10.17**	Technology License Agreement by and between Myomo, Inc, and Jiangxi Myomo Medical Assistive Appliance Co., Ltd., dated December 29, 2021 (incorporated by reference to Exhibit 10.28 contained in the Registrant’s Annual Report on Form 10-K dated March 11, 2022).

10.18	Trademark License Agreement by and between Myomo, Inc. and Jiangxi Myomo Medical Assistive Appliance Co., Ltd., dated December 29, 2021 (incorporated by reference to Exhibit 10.29 contained in the Registrant’s Annual Report on Form 10-K dated March 11, 2022).

10.19	Common Stock Purchase Agreement dated August 2, 2022 by and between Myomo, Inc., and Keystone Capital Partners, LLC. (incorporated by reference to Exhibit 1.1 contained in the Registrant’s Form 8-K dated August 2, 2022)

10.20	Form of Securities Purchase Agreement in connection with this offering

23.1	Consent of Marcum LLP

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of the Registration Statement filed on December 7, 2022)

107*	Filing Fee Table

*	Previously filed.
**

Portions of this exhibit containing confidential information have been omitted pursuant to a confidential treatment order granted by the SEC pursuant to Rule 406 under the Securities Act. Confidential information has been omitted from the exhibit in places marked “[*]” and has been filed separately with the SEC.

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SIGNATURES

Pursuant to the requirements of Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on January 10, 2023.

MYOMO, INC.

By:	/s/ Paul R. Gudonis
Name:	Paul R. Gudonis
Title:	Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities and on the date indicated:

/s/ Paul R. Gudonis		Dated: January 10, 2023
Name:	Paul R. Gudonis
Title:	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ David A. Henry		Dated: January 10, 2023
Name:	David A. Henry
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*		Dated: January 10, 2023
Name:	Thomas A. Crowley, Jr.
Title:	Director

*		Dated: January 10, 2023
Name:	Thomas F. Kirk
Title:	Director

*
Name:	Amy Knapp	Dated: January 10, 2023
Title:	Director

*		Dated: January 10, 2023
Name:	Milton Morris
Title:	Director

* By	Paul R. Gudonis
Attorney-in-fact

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